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                            HOUGHTON MIFFLIN COMPANY
         EXHIBIT 12 - COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)


                                                           Years Ended December 31,
                                           --------------------------------------------------------
                                            1999        1998        1997        1996       1995 (A)
                                           ------      ------      ------      ------      --------
Earnings (loss) before fixed charges:
 Net income (loss) before extra-
   ordinary item and cumulative
   effect of accounting changes            $ 46.0      $ 45.6      $ 49.8      $ 43.6        ($7.2)
 Provision (benefit) for income taxes        31.1        33.6        33.7        30.3         (4.2)
                                           ------      ------      ------      ------      -------
Income (loss) from continuing operations
 before taxes, extraordinary item, and
 cumulative effect of accounting changes     77.1        79.2        83.5        74.0        (11.4)
 Interest expense                            30.3        34.7        39.7        41.6         15.2
 Interest portion of rent expense*            4.1         3.1         2.7         3.0          3.8
                                           ------      ------      ------      ------      -------
Earnings (loss) before fixed charges       $111.5      $117.0      $125.9      $118.6       $  7.6
Fixed charges:
 Interest expense                            30.3        34.7        39.7        41.6         15.2
 Interest portion of rent expense*            4.1         3.1         2.7         3.0          3.8
                                           ------      ------      ------      ------      -------
Total fixed charges                        $ 34.4      $ 37.8      $ 42.4      $ 44.6       $ 19.0
Ratio of earnings to fixed charges            3.2         3.1         3.0         2.7          0.4


(A) Houghton Mifflin would need $11.4 million in additional income to cover its fixed charges in 1995.


* Includes the portion of rent expense for each period presented that is deemed by management to be the interest component of such rentals.

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